EXHIBIT 99.1

RISK MANAGEMENT SOLUTIONS, INC.

2014 EQUITY AWARD PLAN

SECTION 1.    PURPOSE

The Plan authorizes the Company to provide employees of the Company or its Affiliates, who are in a position to contribute to the long-term success of the Company or its Affiliates, with an opportunity to acquire equity in the Company through Options and Restricted Stock Units. The Company believes that this incentive plan will cause those persons to increase their interest in the welfare of the Company and its Affiliates, and aid in attracting, retaining and motivating employees.

SECTION 2.    DEFINITIONS

Capitalized terms used herein shall have the meanings set forth in this Section.

(a)    “2001 SIP” means the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan, as amended from time to time

(b)    “Affiliate” shall mean any person or entity that, either directly or indirectly through one or more intermediaries, (i) controls the Company, or (ii) is controlled by the Company. As used in (i) “control” means greater than 50 percent ownership.

(c)    “Award” means any award pursuant to the terms and conditions of this Plan, including any Option or Restricted Stock Unit award.

(d)    “Award Agreement” means, with respect to each Award, the agreement between the Company and the Grantee evidencing the grant of an Option or a Restricted Stock Unit and setting forth the terms and conditions of the Award. The Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Compensation Committee in its sole discretion. In addition, the provisions of Award Agreements need not be the same with respect to each Grantee.

(e)    “Board” means the board of directors of the Company.

(f)    “Cashless Exercise Program” means, subject to Section 10, a program under which a Grantee can (i) simultaneously purchase and sell all of the vested portion of any Option to the extent not previously exercised, and receive the gain less the cost of the exercise (known as a same-day-sale); or (ii) simultaneously purchase and sell as much of the vested portion of any Option to the extent not previously exercised as is necessary to pay for the cost of the exercise and receive the remaining Option Shares (known as a sell-to-cover). In the case of a same-day-sale or a sell-to-cover, the cost of the exercise will include the exercise price determined in accordance with Section 5(b), and any applicable taxes and fees which the Company will withhold from the proceeds.

(g)    “Cause” shall have the meaning ascribed thereto in any employment or consulting agreement between the Company or any of its Affiliates and the Grantee, or, if there is no employment or consulting agreement or if any such employment or consulting agreement does not contain a definition of “cause”, then Cause shall mean the Grantee’s material failure, refusal or neglect to perform his or her duties for the Company or any Affiliate, or any act involving his or her violation of Company policy, theft, embezzlement, conviction for a felony, or conviction for a misdemeanor involving moral turpitude or any other acts or omissions, as determined by the Company, which are detrimental to the business or reputation of the Company.

(h)    “Change in Control” has the meaning specified in the 2001 SIP.

(i)    “Code” means the Internal Revenue Code of 1986, as amended.

(j)    “Company” means Moody’s Corporation, a Delaware corporation.

(k)    “Compensation Committee” means the Compensation & Human Resources Committee of the Board, or any successor thereto or other committee designated by the Board to assume the obligations of the Committee hereunder.

(l)    “Employee” means any person that is a common law employee of the Company or an Affiliate of the Company or a consultant, independent contractor of the Company or of an Affiliate or member of the Board.

(m)    “Fair Market Value” of a share of Stock on any given date shall be determined by the Board, based on a valuation of the Company performed by an independent valuation firm selected by the Board, and taking into account such additional factors as the Board determines relevant.

(n)    “Fiscal Year” means each 12 month period commencing October 1 and ending September 30, or such other period as may be established as the fiscal year of the Company.

(o)    “Grantee” means an Employee granted an Option or a Restricted Stock Unit under the Plan.

(p)    [Reserved].

(q)    [Reserved].

(r)    “Options” means an award pursuant to Section 5 and Section 6 hereof.

(s)    “Option Shares” means any shares of Stock acquired upon exercise of an Option.

(t)    “Plan” means this 2014 Equity Award Plan as set forth herein and as amended from time to time.

(u)    “Pool” means the total number of shares of Stock that are reserved for issuance under the Plan, as determined by the Board.

(v)    “Restricted Stock Unit” or “RSU” means an award made pursuant to Section 7 hereof.

(w)    “RSU Shares” means any shares of Stock acquired upon settlement of an RSU.

(x)    “Settlement Date” means a date as soon as practicable (but in no event greater than 60 days) following an applicable vesting date of RSUs at which date RSU Shares are issued to a Grantee.

(y)    “Stock” means the Company’s common stock, $.01 par value.

SECTION 3.    STOCK AVAILABLE UNDER THE PLAN

The Pool is 12,642 shares of Stock. The Pool will be reduced by the number of shares of Stock subject to an outstanding Option or RSU; provided, however, that shares of Stock subject to an Option which are terminated under Section 5(d) or RSUs that do not vest will be returned to the Pool and will be available for future issuance.

SECTION 4.    ADMINISTRATION OF THE PLAN

(a)    Authority of the Compensation Committee. The Plan shall be administered by the Compensation Committee. The Compensation Committee shall have full and final authority to act in accordance with the delegation of authority of the Board of Directors, subject to and consistent with the provisions of the Plan, and, to the extent necessary, subject to California Corporation Code Section 25102(o):

(i)    to select the Employees to whom Awards may be granted;

(ii)    to determine the number of shares of Stock subject to each such Award;

(iii)    to determine the terms and conditions of any Award granted under the Plan, including but not limited to the vesting provisions and the treatment of Awards that do not vest when vesting targets are not achieved;

(iv)    to determine the restrictions or conditions related to the delivery, holding and disposition of shares of Stock.

(v)    to prescribe the form of each Award Agreement;

(vi)    to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Compensation Committee may deem necessary or advisable to administer the Plan;

(vii)    to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan, Options, and any Restricted Stock Unit, Award Agreement or other instrument hereunder; and

(viii)    to make all other decisions and determinations as may be required under the terms of the Plan or as the Compensation Committee may deem necessary or advisable for the administration of the Plan.

(b)    Manner of Exercise of Compensation Committee Authority. Any action of the Compensation Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, Affiliates, Grantees, or any person claiming any rights under the Plan from or through any Grantee. If not specified in the Plan, the time at which the Compensation Committee must or may make any determination shall be determined by the Compensation Committee, and any such determination may thereafter be modified by the Compensation Committee (subject to Section 12). The express grant of any specific power to the Compensation Committee, and the taking of any action by the Compensation Committee, shall not be construed as limiting any power or authority of the Compensation Committee. The Compensation Committee may delegate to officers or managers of the Company or any Affiliate of the Company the authority, subject to such terms as the Compensation Committee shall determine, to perform such functions as the Compensation Committee may determine, to the extent permitted under applicable law.

(c)    Limitation of Liability. Each member of the Compensation Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any of its Affiliates, the Company’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. To the fullest extent permitted by applicable law, no member of the Compensation Committee, nor any officer or employee of the Company acting on behalf of the Compensation Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Compensation Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

SECTION 5.    OPTION TERMS

(a)    Eligibility. Grantees shall be eligible to receive Option grants.

(b)    Exercise Price and Term. Unless otherwise determined by the Compensation Committee, the exercise price per share of Stock subject to an Option shall be no less than the Fair Market Value per share as of the date the Option is granted.

(c)    Vesting. The vesting schedule attributable to Options shall be determined by the Compensation Committee and shall be set forth in the applicable Award Agreement.

(d)    Termination. Options shall terminate as follows:

(i)    Unless otherwise determined by the Compensation Committee, upon the termination of the Grantee’s employment or service with the Company and any of its Affiliates for any reason, all Options held by such Grantee, to the extent not then vested, shall immediately terminate.

(ii)    Upon the termination of the Grantee’s employment or service with the Company and all of its Affiliates for any reason, all Options held by such Grantee, to the extent vested, shall (except as provided for below) terminate upon the date established by the Compensation Committee immediately following the effective date of such termination, which shall be within 90 days following such termination. Should termination of the Grantee’s employment or service be by reason of death or disability, such Options shall terminate six months after termination. In the event of the termination of the Grantee’s employment or service for Cause, all then vested Options and rights granted thereunder shall terminate immediately upon such termination and such terminated Options, for the avoidance of doubt, shall not be exercisable by the Grantee. The Compensation Committee shall determine whether a termination of services has occurred with respect to consultants, independent contractors, and directors, and such determination shall be final and binding and the time periods applicable for terminations of employment or service as set forth above shall apply.

(e)    Change in Control. Upon a Change in Control, all outstanding Options shall become fully vested.

(f)    Rights as a Stockholder. Once shares of Stock are issued pursuant to the terms of an Award Agreement, the Grantee shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her Stock delivered upon exercise of an Option is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Stock are issued, except as provided in Section 8 of the Plan.

SECTION 6.    EXERCISE OF OPTIONS

(a)    General. Only the vested portion of any Option may be exercised.

(b)    Payment. A Grantee shall exercise an Option by delivery of written notice to the Company setting forth the number of shares of Stock with respect to which the Option is to be exercised, together with an amount equal to the sum of the exercise price for such Stock and any applicable taxes and fees required to be withheld, payable in the form of:

(i)    a certified check or bank draft payable to the order of the Company;

(ii)    cash;

(iii)    if authorized by the Board, consideration under a Cashless Exercise Program; or

(iv)    other forms of payment, including Stock, notes or other contractual obligations of a Grantee which the Compensation Committee may, in its sole discretion, permit.

(c)    Issuance. Before the Company issues any Stock to a Grantee pursuant to the exercise of an Option or cancels an Option in exchange for cash, the Company shall have the right to require that the Grantee make such provision, or furnish the Company such authorization, necessary or desirable so that the Company may satisfy its obligation under applicable income tax laws to withhold for income or other taxes due upon or incident to such exercise. The Compensation Committee, may, in its discretion, permit such withholding obligation to be satisfied through the withholding of Stock that would otherwise be delivered upon exercise of the Option.

(d)    Delivery. As a condition to delivery of any Stock upon exercise of an Option, the Company shall have the right to require that the Grantee become party to any stockholders’ agreement as then in effect.

SECTION 7.    RESTRICTED STOCK UNITS

(a)    Grantees. Grantees shall be eligible for selection to receive Awards.

(b)    Terms. The Compensation Committee will determine the terms of an RSU including, without limitation: (i) the number of shares of Stock subject to the RSU; (ii) the time or times at which the RSU vests and may be settled; (iii) the consideration to be distributed on settlement, and (iv) the effect of termination of a Grantee’s service to the Company on each RSU. Grantees may simultaneously hold different RSUs that are subject to different criteria as set forth in the respective RSU Award Agreements. RSUs may be based upon time-based vesting, vesting attributable to satisfaction of performance metrics and milestones, as determined in the sole discretion of the Compensation Committee, or both.

(c)    Vesting and Timing of Settlement. RSUs shall vest in accordance with the schedule set forth in the applicable Award Agreement. Settlement of RSUs shall occur on the date(s) determined by the Compensation Committee.

(d)    Form of Settlement. Upon settlement of RSUs, shares of Stock, cash or other property (including shares of Daily Mail and General Trust plc A Ordinary Non-Voting Shares) will be issued, at the discretion of the Compensation Committee.

(e)    Termination of Grantee’s Service. Vesting ceases on termination of such Grantee’s service to the Company (unless determined otherwise by the Compensation Committee).

(f)    Change in Control. Upon a Change in Control, all outstanding RSUs shall become fully vested.

(g)    Rights as a Stockholder. Once shares of Stock are issued pursuant to the terms of an Award Agreement, the Grantee shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her Stock delivered in settlement of the RSU is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Stock are issued, except as may otherwise be required pursuant to the terms of the Plan.

(h)    Vesting Schedule. Unless otherwise determined in the Award Agreement, provided that the Grantee continues to provide services to the Company or any Affiliate at all times from the date of grant:

a.    Time-based RSUs shall vest in equal annual installments of one-third of the shares of Stock subject to the RSU on each anniversary of the vesting commencement date. Such vesting shall continue until (i) all of the RSUs are vested, (ii) the date of Grantee’s termination as a service provider to the Company or an Affiliate, or (iii) vesting otherwise terminates pursuant to the Award Agreement or the Plan. If application of the vesting percentage causes a fractional share, such share shall be rounded down to the nearest whole share for each year except for the last year in such vesting period, at the end of which last year the fractional RSU shall become vested.

b.    Performance-based RSUs (“PSUs”) shall vest in accordance with the vesting schedule contained within the applicable Award Agreement evidencing such RSU grant.

SECTION 8.    ADJUSTMENT UPON CHANGES IN CAPITALIZATION

In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of Stock or other securities, stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, initial public offering, sale or purchase of assets or other similar transactions or events, affects an Award such that an adjustment is, in the reasonable discretion of the Compensation Committee, appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Compensation Committee shall equitably adjust any or all of (i) the number and kind of Stock deemed to be available thereafter for grants of Awards, and (ii) the number and kind of Stock that may be delivered or deliverable in respect of outstanding Awards. In addition, the Compensation Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, any Award in recognition of unusual or nonrecurring events affecting the Company or any Affiliate of the Company or the financial statements of the Company or any Affiliate of the Company, or in response to changes in applicable laws, regulations, or accounting principles.

SECTION 9.    RESTRICTIONS ON STOCK

(a)    Restrictions on Issuing Stock. No Stock shall be issued or transferred under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Compensation Committee. The Compensation Committee shall have the right to condition the exercise of any Option or the settlement of any RSU on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the Stock issued or transferred thereunder as the Compensation Committee shall deem necessary or advisable as a result of any applicable law, regulation, official interpretation thereof, or any underwriting agreement, and/or the Grantee’s representations relating to his or her investment sophistication and access to Company information relating to an investment in shares of Stock.

(b)    [Reserved].

(c)    Nontransferability. No Grantee may sell, assign, pledge, gift or otherwise transfer an Award (including, for the avoidance of doubt, any Options, RSUs, Option Shares or RSU Shares) or any interest therein other than pursuant to Section 9(b) or Section 10, provided that the Grantee may gift his or her Option Shares and RSU Shares to an immediate family member, or a trust or limited partnership maintained on such family member’s behalf), in accordance with Rule 701 of the Securities Act of 1933 (the “Act”) or other applicable exemptions to registration under the Act that may otherwise permit transfer. In the case of the Grantee’s death, the Option Shares and RSU Shares may be transferred by will or the laws of descent and distribution to the Grantee’s estate or other beneficiaries. Any transferee of Option Shares or RSU Shares shall take the shares subject to the Plan, including the rights and restrictions contained in Section 9 and Section 10. Unless determined otherwise by the Compensation Committee, and in compliance with applicable law, including without limitation Rule 701 of the Act, Options and RSUs are nontransferable.

(d)    Certificates for Stock. Option Shares and RSU Shares received on exercise of Options or settlement of RSUs issued under the Plan may be evidenced in such manner as the Compensation Committee shall determine. If certificates representing Option Shares or RSU Shares are registered in the name of a Grantee, such certificates may bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Option Shares or RSU Shares.

SECTION 10.    [RESERVED]

SECTION 11.    GENERAL PROVISIONS

(a)    Rights to Future Grants. The grant of an Option or RSU in any year shall not give the Grantee any right to a similar grants in future years, any right to continue such Grantee’s employment or service relationship with the Company or its Affiliates or, until such Option is exercise or RSU is settled and Stock is issued, any rights as a stockholder of the Company. All Grantees shall remain subject to discharge to the same extent as if the Plan were not in effect. For purposes of the Plan, a sale of any Affiliate of the Company that employs a Grantee or retains the services of a Grantee shall be treated as the termination of such Grantee’s employment or service unless such Grantee’s employment or consultancy is transferred to the Company or another Affiliate.

(b)    No Interest. No Grantee, and no beneficiary or other persons claiming under or through the Grantee, shall have any right, title or interest by reason of any Option or RSU to any particular assets of the Company or Affiliates of the Company, or any Stock allocated or reserved for the purposes of the Plan or subject to any Option or RSU except as set forth herein. The Company shall not be required to establish any fund or make any other segregation of assets to assure satisfaction of the Company’s obligations under the Plan.

(c)    Separation from Service. Any termination of a Grantee’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that any installment of a payment that may be provided hereunder constitute a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that the structure of Awards, to the greatest extent possible, be exempt from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).

SECTION 12.    EFFECTIVE DATE; AMENDMENT; EXPIRATION

The Plan was adopted by the Board on 28 January 2014. The Board or the Compensation Committee may, at any time, alter, amend, suspend, discontinue or terminate this Plan; provided, however, that no such action shall adversely affect the rights of Grantees with respect to Options or RSUs previously granted hereunder without the Grantee’s consent. The term of the Plan shall be 10 years from the earlier of approval (i) by the Board or (ii) by the Company’s shareholders. The Compensation Committee may grant Options and RSUs immediately upon adoption of the Plan (and following any increase in the number of shares of Stock under the Plan), and the vesting of Awards may commence with a date prior to Plan adoption by the Compensation Committee; provided, however, that in the event that initial shareholder approval is not timely obtained, all Options and RSUs for which only the exemption from California’s securities qualification requirements provided by Section 25102(o) of the California Corporations Code can apply shall be canceled, all such Options and RSUs, and any Option Shares and RSU Shares shall be canceled.